Exhibit 99.1

Mersana Therapeutics Provides Business Update and Announces
First Quarter 2025 Financial Results

•	Updated clinical data from Emi-Le Phase 1 dose escalation and backfill cohorts presented today at ESMO Breast Cancer 2025

o	ORR increased to 31% across tumor types among evaluable patients with B7-H4 high tumors receiving intermediate doses

o	Encouraging preliminary time-to-event data in triple-negative breast cancer (TNBC)

•	Second, higher dose recently selected for expansion in post-topoisomerase-1 inhibitor ADC (post-topo-1) TNBC; patient enrollment advancing in both dose expansion cohorts

•	Plan to report initial clinical data from expansion in second half of 2025

•	Conference call today at 8:00 a.m. ET

CAMBRIDGE, Mass., May 15, 2025 – Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today provided a business update and reported financial results for the first quarter ended March 31, 2025.

“Given recent positive front-line data reported from topo-1 ADC registrational trials, we believe the post-topo-1 breast cancer patient population is poised to expand significantly. Our initial aim is to develop Emi-Le to serve this high unmet need population,” said Martin Huber, M.D., President and Chief Executive Officer of Mersana Therapeutics. “To that end, we were pleased to present encouraging preliminary progression free survival and overall survival data for Emi-Le among patients with post-topo-1 TNBC today at ESMO Breast Cancer 2025. Additionally, our team has made considerable progress enrolling these patients in our dose expansion cohorts thus far in 2025, putting us on track for an initial expansion data readout later this year.”

Emiltatug Ledadotin (Emi-Le; XMT-1660)

Mersana has continued to advance the development of Emi-Le, the company’s B7-H4-directed Dolasynthen ADC.

Updated Clinical Data Presented at ESMO Breast Cancer 2025 Today: Earlier this morning at the European Society for Medical Oncology Breast Cancer 2025 Annual Congress (ESMO Breast Cancer 2025) in Munich, Germany, updated clinical data as of a March 8, 2025 data cutoff from Emi-Le’s Phase 1 dose escalation and backfill cohorts were presented in a mini oral session.

The presentation included clinical activity data among evaluable patients (those with measurable disease at baseline and at least one post-baseline scan) across all tumor types (TNBC, hormone-receptor-positive, human epidermal growth factor receptor 2 (HER2) negative breast cancer; ovarian cancer; endometrial cancer and adenoid cystic carcinoma type 1) with B7-H4 high tumor expression (defined as a tumor proportion score of 70% or higher) who received intermediate Emi-Le doses of 38.1 milligrams per meter squared (mg/m2) to 67.4 mg/m2 per cycle. For these patients, the confirmed objective response rate (ORR) was 31% (8 of 26 patients). This is an increase from the 23% ORR (6 of 26 patients) previously reported based upon a December 13, 2024 data cutoff.

The primary focus of the presentation was on TNBC patients enrolled in dose escalation and backfill cohorts. Safety and tolerability data from these patients were consistent with previously reported data with no new safety signals. Among evaluable patients with TNBC who received intermediate Emi-Le doses, ORR, preliminary progression free survival (PFS) and preliminary overall survival (OS) data include the following:

	Patients with B7-H4 high TNBC receiving ≤4 prior treatment lines in advanced/ metastatic setting (n=7)*	Patients with B7-H4 low TNBC receiving ≤4 prior treatment lines in advanced/ metastatic setting (n=11)
Received ≥1 Prior Topo-1 ADC	100% (7/7)	73% (8/11)
ORR	29% (2/7)	0% (0/11)
Median PFS	16.0 weeks	6.4 weeks
Median OS	Not reached	5.7 months

* Mersana’s ongoing expansion cohorts are enrolling TNBC patients who have received 1 to 4 prior lines of treatment, including at least one topo-1 ADC, with a primary focus on patients with B7-H4 high tumor expression

In the ASCENT Phase 3 clinical trial of sacituzumab govitecan, a topo-1 ADC, the ORR, median PFS and median OS for the standard-of-care single-agent chemotherapy control arm in topo-naïve relapsed/refractory TNBC were approximately 5%, 7 weeks and 7 months, respectively.

“The performance of today’s standard of care for patients with TNBC who have previously been treated with a topo-1 ADC is poor,” said Erika Hamilton, M.D., Director Breast Cancer Research, Sarah Cannon Research Institute in Nashville, Tennessee, who presented these data at ESMO Breast Cancer 2025. “In light of this significant unmet medical need and research indicating that B7-H4 tumor expression is a negative prognostic factor, the data presented today are promising. I am looking forward to Emi-Le’s continued development.”

The ESMO Breast Cancer 2025 presentation can be accessed on the Publications section of the Mersana website at www.mersana.com.

Expansion Update: Mersana continues to advance the dose expansion portion of its Phase 1 clinical trial of Emi-Le in patients with TNBC who have received one to four prior lines of therapy, including at least one topo-1 ADC. In recent months, the company has made significant progress in the enrollment of patients in its “Dose A” cohort, in which patients are receiving 67.4 mg/m2 of Emi-Le every four weeks (Q4W).

Mersana also recently initiated enrollment in its “Dose B” cohort. These patients are receiving a starting dose of 44.5 mg/m2 of Emi-Le on days 1 and 8 of the first four-week cycle followed by 80 mg/m2 of Emi-Le Q4W.

The company plans to report initial clinical data from the expansion portion of its Phase 1 clinical trial in the second half of 2025.

Upcoming ASCO Presentation: There will be two presentations regarding Emi-Le at the American Society of Clinical Oncology (ASCO) 2025 Annual Meeting taking place May 30-June 3, 2025 at McCormick Place, Chicago, IL. The first is an oral presentation that includes clinical data from the company’s Phase 1 dose escalation and backfill cohorts across all enrolled tumor types based upon a March 8, 2025 data cutoff. The second is a trial-in-progress poster presentation discussing the ongoing expansion portion of Mersana’s Phase 1 clinical trial of Emi-Le.

XMT-2056

The dose escalation portion of Mersana’s Phase 1 clinical trial of XMT-2056, the company’s lead Immunosynthen ADC candidate targeting a novel HER2 epitope, is ongoing. GSK plc has an exclusive global license option to co-develop and commercialize XMT-2056. Mersana plans to continue enrolling patients in dose escalation and expects to present initial clinical pharmacodynamic STING activation data for XMT-2056 in 2025.

Collaborations

Mersana continues to support its collaborations with both Johnson & Johnson (Dolasynthen research collaboration) and Merck KGaA, Darmstadt, Germany (Immunosynthen research collaboration).

First Quarter 2025 Financial Results

•	Cash and cash equivalents as of March 31, 2025 were $102.3 million. Due in part to the strategic restructuring and reprioritization plan that was announced on May 6, 2025, Mersana expects that its capital resources will be sufficient to support its current operating plan commitments into mid-2026.

•	Net cash used in operating activities for the first quarter of 2025 was $29.3 million.

•	Collaboration revenue for the first quarter of 2025 was $2.8 million, compared to $9.2 million for the same period in 2024. The year-over-year change was primarily related to reduced revenue recognized under the company’s collaboration and license agreements with Johnson & Johnson and Merck KGaA, Darmstadt, Germany, partially offset by increased revenue recognized under its agreement with GSK.

•	Research and development (R&D) expense for the first quarter of 2025 was $18.3 million, compared to $18.7 million for the same period in 2024. Included in the first quarter of 2025 R&D expense was $1.4 million in non-cash stock-based compensation expense. The year-over-year change in R&D expense was primarily related to lower headcount and related employee compensation costs, partially offset by an increase in costs related to clinical development activities for Emi-Le.

•	General and administrative (G&A) expense for the first quarter of 2025 was $8.9 million, compared to $11.6 million during the same period in 2024. Included in the first quarter of 2025 G&A expense was $1.3 million in non-cash stock-based compensation expenses. The year-over-year change in G&A expense was primarily related to a reduction in consulting and professional services fees as well as the company’s lower headcount and related employee compensation costs.

•	Net loss for the first quarter of 2025 was $24.1 million, or $0.19 per share, compared to a net loss of $19.3 million, or $0.16 per share, for the same period in 2024.

Conference Call Reminder

Mersana will host a conference call today at 8:00 a.m. ET to discuss business updates and its financial results for the first quarter of 2025. To access the call, please dial 833-255-2826 (domestic) or 412-317-0689 (international). A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com, and a replay of the webcast will be available in the same location following the conference call for approximately 90 days.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel antibody-drug conjugates (ADCs) and driven by the knowledge that patients are waiting for new treatment options. The company has developed proprietary cytotoxic (Dolasynthen) and immunostimulatory (Immunosynthen) ADC platforms that have generated a pipeline of wholly-owned and partnered product candidates with the potential to treat a range of cancers. Its pipeline includes Emi-Le (emiltatug ledadotin; XMT-1660), a Dolasynthen ADC targeting B7-H4, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2). Mersana routinely posts information that may be useful to investors on the “Investors & Media” section of its website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements concerning Mersana’s strategic priorities; its plans regarding the clinical development of Emi-Le and XMT-2056, including with respect to the progress and design of the clinical trials of these product candidates; the potential clinical benefits of and opportunity for Emi-Le; Mersana’s planned data presentations, including with respect to data from the expansion portion of its Phase 1 clinical trial of Emi-Le and to clinical pharmacodynamic STING activation data related to XMT-2056; Mersana’s collaborations with third parties; the development and potential of Mersana’s product candidates, platforms, technology and pipeline of ADC candidates; and Mersana’s expected cash runway. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, uncertainties inherent in research and development, in the advancement, progression and completion of clinical trials and in the clinical development of Mersana’s product candidates, including Emi-Le and XMT-2056; the risk that Mersana may face delays in patient enrollment in its Phase 1 clinical trials of Emi-Le and XMT-2056; the risk that outcomes of preclinical studies may not be predictive of clinical trial results; the risk that initial or interim results from a clinical trial may not be predictive of the final results of the trial or the results of future trials; the risk that clinical trial data may not support regulatory applications or approvals; the risk that Mersana may not realize the intended benefits of its platforms, technology and collaborations; the risk that Mersana's projections regarding its expected cash runway are inaccurate or that the conduct of its business requires more cash than anticipated; the occurrence of impediments to Mersana’s ability to execute its planned strategic restructuring and reprioritization as and on the timeline currently contemplated; the risk that restructuring costs and charges may be greater than anticipated; the risk that Mersana’s restructuring and reprioritization efforts may adversely affect its ability to retain skilled and motivated personnel and may be distracting to employees and management; the risk that Mersana’s restructuring efforts may negatively impact its business operations and reputation; the risk that Mersana’s restructuring efforts may not generate their intended benefits to the extent or as quickly as anticipated; and other important factors, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 3, 2025, as well as in other filings Mersana may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Mersana expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands and unaudited )

	March 31,	December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$102,287	$134,620
Working capital(1)	48,027	74,446
Total assets	112,471	144,663
Total stockholders' deficit	(30,868)	(9,509)

(1)	The Company defines working capital as current assets less current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data, and unaudited)

	Three months ended
	March 31,	March 31,
	2025	2024
Collaboration revenue	$2,754	$9,245

Operating expenses:
Research and development	18,341	18,686
General and administrative	8,925	11,560
Total operating expenses	27,266	30,246
Total other income, net	389	1,695
Net loss	$(24,123)	$(19,306)
Net loss per share — basic and diluted	$(0.19)	$(0.16)
Weighted-average number of common shares — basic and diluted	124,466,113	121,424,953

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Contact:

Jason Fredette

617-498-0020

jason.fredette@mersana.com